UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

July 31, 2013 (July 26, 2013)
Date of report (Date of earliest event reported)

COUNSEL RB CAPITAL INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

1 Toronto Street, Suite 700, P.O. Box 3, Toronto, Ontario, Canada, M5C 2V6
(Address of Principal Executive Offices)

(416) 866-3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

     On July 26, 2013 and effective June 30, 2013 (the “Effective Date”), Counsel RB Capital Inc. (the “Company”, “we” or “us”) entered into a Mutual Separation and Transition Agreement with each of its Co-Chief Executive Officers, Adam and Jonathan Reich (the “Reich Brothers”) (the “Separation Agreements”). Kind Chin Associates, LLC and CRB Holdings LA, LLC, two companies controlled by Adam Reich (the “Adam Reich Affiliates”), were also parties to Adam Reich’s Separation Agreement. Forsons Equity, LLC and CRB Holdings NY, LLC, two companies controlled by Jonathan Reich (the “Jonathan Reich Affiliates”), were also parties to Jonathan Reich’s Separation Agreement. Pursuant to the Separation Agreements, and as of the Effective Date: (i) the Reich Brothers resigned from all positions that either of them held with the Company; (ii) each of the Reich Brothers surrendered to the Company for cancellation 400,000 shares of common stock in the Company previously granted to the Reich Brothers; (iii) the Company agreed to promptly procure the termination of personal obligations of the Reich Brothers in connection with the Company’s loan from Israel Discount Bank of New York; (iv) except for agreements granting each of the Reich Brothers an option to purchase 625,000 shares of the Company’s common stock and Indemnification Agreements between the Company and each of the Reich Brothers dated January 19, 2011, all existing agreements between the Company and any of the Reich Brothers, the Adam Reich Affiliates or the Jonathan Reich Affiliates were terminated; (v) the Company and the Reich Brothers agreed not to disparage one another; (vi) the parties set forth a list of transactions which the Reich Brothers would be prohibited from soliciting following the Effective Date and a separate list of transactions that the Reich Brothers would be permitted to solicit following the Effective Date; (vii) the Company agreed not to dispose of certain of its material assets unless in good-faith, arm’s-length transactions at fair market value with unrelated third parties, or with the prior written consent of the Reich Brothers, or if the Company contemporaneously assigned to the Reich Brothers a specified percentage of such assets; (viii) the parties set forth a list of transactions for which the Reich Brothers would receive a specified percentage of cumulative net profits and a separate list of transactions for which the Reich Brothers would receive a specified percentage of cumulative net profits only if the Reich Brothers are integrally involved; and (ix) each of the Company and the Reich Brothers made standard representations and warranties to one another. Copies of the Separation Agreements are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference. The foregoing description of the Separation Agreements is a general description only and is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Item 1.02	Termination of a Material Definitive Agreement.

     The agreements terminated by the Separation Agreements described in Item 1.01 of this Current Report on Form 8-K include Employment Agreements between the Company and each of the Reich Brothers, the material terms of which were summarized in a Current Report on Form 8-K filed by the Company on January 24, 2011.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     As described in Item 1.01 of this Current Report on Form 8-K, the Reich Brothers resigned as Co-Chief Executive Officers of the Company on July 26, 2013, effective as of June 30, 2013.

Item 5.07	Submission of Matters to a Vote of Security Holders.

     The Company’s Board of Directors approved a proposal to amend the Company’s Amended and Restated Articles of Organization to effect a change in the Company’s name from Counsel RB Capital Inc. to Heritage Global Inc. (the “Proposal”). The Proposal was then approved pursuant to a written consent of shareholders holding a majority of the outstanding voting stock of the Company, and without a meeting of shareholders, as permitted by Florida law and the Company’s articles and bylaws. An Information Statement will be sent to shareholders regarding the Proposal. No further shareholder consents are being sought by the Company. The written consent was given July 12, 2013, was effective on July 22, 2013, and the name change is expected to be effected on or after August 15, 2013.

Item 8.01	Other Events.

     On July 29, 2013, the Company issued the press release attached hereto as Exhibit 99.1 announcing that it had entered into the Separation Agreements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Exhibit
10.1	Mutual Separation and Transition Agreement with Adam Reich
10.2	Mutual Separation and Transition Agreement with Jonathan Reich
99.1	Press Release dated July 29, 2013

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Counsel RB Capital Inc.

Date: July 31, 2013	By:	/s/ Stephen A. Weintraub
Name:Stephen A. Weintraub
Title: Chief Financial Officer and
Corporate Secretary